UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 27, 2006

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 DIXIE ROAD, SUITE 100, BRAMPTON, ONTARIO, CANADA	L6T 5P6

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	905-863-0000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05	Costs Associated with Exit or Disposal Activities

On June 27, 2006, Nortel Networks Corporation (“NNC”), in connection with its previously announced Business Transformation plan to increase competitiveness by improving operating margins and overall business performance, announced a net reduction of approximately 1,100 positions globally and a series of new initiatives to create a world-class Operations organization.

Key actions for the Global Operations restructuring and organizational simplification are expected to result in a reduction of approximately 1,900 positions globally and the creation of approximately 800 new positions in Operations Centers of Excellence. Total cost, both the charge to the income statement and cash, for the Global Operations restructuring and the organizational simplification, is estimated to be approximately US$100 million over the next two years, of which approximately US$35 million of the charge to the income statement is expected to be taken in the second quarter of 2006. The cash cost is expected to be incurred equally over a two-year period.

Creating a World-Class Operations Organization

To realize the vision of a world-class Operations organization that delivers high quality service at low cost to customers, Nortel is also announcing a number of actions designed to increase customer responsiveness, as well as product and service reliability. The action plan to deliver these savings and transform Nortel’s Global Operations includes:

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Operations Centers of Excellence: The creation of two new world-class Nortel Operations Centers of Excellence in Mexico and Turkey powered by state-of-the-art tools, Six Sigma processes and Nortel’s own technology. These locations were selected for a number of reasons including Nortel’s established operations in these countries, a strong labor pool, cost competitiveness, and proximity to major customers based in these regions. The long-term plan is to consolidate more than 100 sites globally into fewer operations centers of excellence focused on delivering engineering, product and technical support, order management, purchasing and data analysis, among other functions. As Nortel consolidates these sites, Nortel will eliminate approximately 1,200 Operations positions globally, in part through attrition. Nortel expects to create approximately 800 new Operations positions for these and other centers of excellence by 2008.

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High-Touch Customer Centers: An increased focus on high-customer-interaction processes delivering strategic capabilities such as network design, project engineering, consulting and advisory work to support Nortel’s new Services strategy. These activities will be led out of major Nortel locations including Ottawa, Ontario; Richardson, Texas; and Research Triangle Park, North Carolina, as well as locations supporting Europe, the Middle East and Africa (EMEA), Caribbean and Latin America (CALA) and Asia Pacific.

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Procurement Effectiveness: Driving process excellence through the implementation of three major initiatives: supplier life-cycle management, which maps supplier capabilities including agility, volume and capacity to the different stages in a product’s life cycle; smart, simple design or parts standardization; and Clean Sheet Analysis, a data-intensive best practice that enables Nortel to identify what a product, or component “should” cost and then use that data in supplier negotiations.

Organizational Simplification

In addition to the actions taken to create a world-class Operations organization, Nortel will eliminate approximately 350 middle management positions throughout Nortel and through business unit efficiencies approximately 350 additional positions globally.

NNC owns all of the registrant’s common shares and the registrant is NNC’s principal direct operating subsidiary.

Item 7.01.	Regulation FD Disclosure.

On June 27, 2006, NNC issued a press release, which outlines its action plan to improve operating margins and business performance. Such press release is attached hereto as Exhibit 99.1 and furnished in accordance with Item 7.01 of Form 8-K.

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Item 8.01	Other Events.

On June 27, 2006, NNC also announced significant changes to its North American pension programs, intended to control costs and align with industry-benchmarked companies.

Beginning January 1, 2008, Nortel will introduce key changes to the current Nortel Capital Accumulation and Retirement Program in the United States and Canada. Employees currently in defined benefit pension plans will be moved to defined contribution retirement programs. Employees already in defined contribution programs will stay in defined contribution programs. The defined contribution programs will have a new formula which is comprised of an automatic employer contribution equal to two percent of employees’ eligible earnings. In addition, Nortel will provide a 50 percent match on employee contributions of up to six percent of eligible earnings, for a total maximum five percent employer contribution.

Current post-retirement healthcare benefits will be eliminated for employees who are not age 50 with five years of service on July 1, 2006. All future retirees who do not meet this age and service criteria will continue to have access to healthcare coverage at their own cost through Nortel’s preferred provider, given they meet eligibility requirements when they retire.

These changes will not go into effect for 18 months. Between now and then employees will continue to earn benefits under the current plans. Also, employees will keep their rights to all benefits already earned in their current plans. Those benefits will be available when they retire or leave Nortel. Nortel will provide financial education and modeling assistance to help employees through the transition.

Current retirees in both the U.S. and Canada will not see any change to their pension income benefit. Some retirees in the U.S. will see a change in the cost-sharing formula for medical benefits.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by NNC on June 27, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED
By:	/s/ Gordon A. Davies
Gordon A. Davies
General Counsel – Corporate and Corporate Secretary

By:	/s/ Anna Ventresca
Anna Ventresca
Assistant Secretary and
Counsel – Securities

Dated:	June 28, 2006

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by NNC on June 27, 2006.

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